                                           Filing Pursuant to Rule 424(b)(2)
                                           Registration Statement No. 333-68923


                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED FEBRUARY 16, 1999)

                                55,709 Shares

                               PLC SYSTEMS INC.

                                 Common Stock

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    You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

    SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

PLAN OF DISTRIBUTION

    We are offering 55,709 shares of our common stock to an institutional investor pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $200,000. The $200,000 purchase price reflects the average of recent trading prices of the common stock on the American Stock Exchange, net of a 7% discount. In addition, we will pay $11,000 in commissions on the sale of our common stock. We will not pay any other compensation in conjunction with this sale of our common stock. We have agreed to indemnify the institutional investor against liabilities, including liabilities under the Securities Act of 1933.

USE OF PROCEEDS

    The net proceeds to us from this offering will be $189,000. We plan to use the net proceeds for general corporate purposes, including:

    -    repaying our obligations as they become due;

    -    financing capital expenditures; and

    -    working capital.

Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

MARKET FOR OUR COMMON STOCK

    On July 1, 1999, the last reported sales price of our common shares on the American Stock Exchange was $3.375 per share. Our common stock is listed on the American Stock Exchange under the symbol "PLC." The common stock sold under this prospectus supplement will be listed on the American Stock Exchange after we notify the American Stock Exchange that the shares have been issued.

    As of July 1, 1999 and before the issuance of shares pursuant to this prospectus supplement, we have 22,440,153 shares of common stock outstanding.

RECENT DEVELOPMENTS

    On March 12, 1999, we changed our place of incorporation from British Columbia, Canada, to the Yukon Territory, Canada. As discussed on page 5 of the prospectus, our stockholders have already approved the change in our place of incorporation at the 1998 Annual Meeting of Stockholders.

LEGAL MATTERS

    Certain legal matters with respect to the common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber & Strickland, P.C. of Denver, Colorado, and Anton Campion MacDonald Oyler Buchan of Whitehorse, Yukon Territory.

GENERAL

    You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this prospectus supplement is July 2, 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PROSPECTUS SUPPLEMENT
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . .  S-1
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-1
Market for Our Common Stock . . . . . . . . . . . . . . . . . . . . . . .  S-2
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-2
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-2
General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-2

PROSPECTUS
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Highlights of Our Company . . . . . . . . . . . . . . . . . . . . . . . .    8
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Where You Can Find More Information . . . . . . . . . . . . . . . . . . .   10